Exhibit 23

PENAN & SCOTT, P.C.
Certified Public Accountants and Financial Consultants

ACCOUNTANT’S CONSENT

To the Stockholders and
Board of Directors of Ebix, Inc.

We hereby consent to the incorporation by reference into the registration statements on Form S-8 (Nos. 333-128086, 333-64664, 333-59242, 333-46066, 333-23261, and 33-62901) and on Form S-3 (Nos. 333-112616, 333-64368, 333-12781, and 33-62427) of Ebix, Inc. (formerly ebix.com., Inc.) and subsidiaries of our report dated July 10, 2006, with respect to the balance sheets of Infinity Systems Consulting Inc. as of December 31, 2005 and 2004, and the related statements of income and cash flows for the years ended December 31, 2005 and 2004, which report appears in the July 24, 2006 current report on Form 8-K/A of Ebix, Inc.

/s/ Penan & Scott, P.C.

Rockville, Maryland
July 24, 2006

6001 Montrose Road   •   Suite 805   •   Rockville, MD 20852
(301) 881-3220   •   FAX (301) 881-8097
www.penanscott.com